Exhibit 10.3
EXECUTIVE AGREEMENT
This EXECUTIVE AGREEMENT (this “Agreement”) is entered into on this 2nd day of November, 2022 (“Effective Date”), by PENN Entertainment, Inc., a Pennsylvania corporation (the “Company”), and the senior executive who has executed this Agreement below (“Executive”).
WHEREAS, each of the parties wishes to enter into this Agreement, the terms of which are intended to be in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A,” see also Section 23 hereof).
NOW, THEREFORE, the parties, in exchange for the mutual promises described herein and other good and valuable consideration and intending to be legally bound, agree as follows:
1.Termination of Earlier Agreement. The Company and Executive hereby agree to extend Executive’s employment beyond the term of his current December 30, 2019 employment agreement (“Earlier Agreement”) in the manner described herein. Effective on the Effective Date, the Earlier Agreement will be deemed terminated and superseded by this Agreement.
2.Terms of Employment.
(a)Term. The term of this Agreement shall begin on the Effective Date and shall terminate on the earlier of January 1, 2026 (“Term”) or the termination of Executive’s employment with the Company; provided, however, notwithstanding anything in this Agreement to the contrary, Sections 7 through 25 shall survive until the expiration of any applicable time periods set forth in Sections 7, 8 and 9.
(b)Position and Duties. (i)  During the Term, Executive shall (A) serve as the Executive Vice President, Operations, of the Company, with such duties and responsibilities as are commensurate with such positions, and (B) report to the Chief Executive Officer of the Company.  Executive acknowledges that he may be required to travel in connection with the performance of his duties.
(c)Compensation. Effective as of the Effective Date, (i) Executive’s annualized base salary shall be $900,000 (as in effect from time to time, “Base Salary”) and Executive’s annual target bonus shall be 100% of Base Salary (“Target Bonus”); provided that the Compensation Committee of the Board shall have discretion to increase the Base Salary during the Term.
3.Termination by the Company.
(a)Termination. The Company may terminate Executive’s employment at any time without Cause (as such term is defined in subsection (c) below), with Cause, or at the end of the Term by non-renewal of this Agreement.
(b)Without Cause. The Company may terminate Executive’s employment at any time without Cause (as such term is defined in subsection (c) below) by delivery of written notice to Executive, which notice shall set forth the effective date of such termination.
(c)With Cause. The Company may terminate Executive’s employment at any time for Cause effective immediately upon delivery of written notice to Executive. As used herein, the term “Cause” shall mean:
(i)Executive shall have been convicted of, or pled guilty or nolo contendere to, a criminal offense involving allegations of fraud, dishonesty or physical harm during the term of this Agreement;

(ii)Executive is found (or is reasonably likely to be found) disqualified or not suitable to hold a casino or other gaming license by a governmental gaming authority in any jurisdiction where Executive is required to be found qualified, suitable or licensed;
(iii)Executive breaches any significant Company policy (such as the Business Code of Conduct or the Harassment Policy) or term of this Agreement, including, without limitation, Sections 6 through 9 of this Agreement;
(iv)Executive misappropriates corporate funds or resources as determined in good faith by the Audit Committee of the Board;
(v)Executive’s willful and continued failure to perform duties (except due to mental or physical incapacity); or
(vi)Executive’s engagement in illegal conduct or gross misconduct which is or is reasonably expected to be materially injurious to the Company or one of its affiliates;
provided, that, in no event shall Executive’s termination be for “Cause” pursuant to any of clauses (iii), (iv), (v) or (vi), unless (x) an event or circumstance constituting “Cause” shall have occurred and the Company provides Executive with written notice thereof, (y) Executive fails to cure the circumstance or event so identified (if curable) within fifteen (15) days after the receipt of such notice, and (z) within ninety (90) days of such notice there will have been delivered to Executive a copy of a resolution duly adopted by a majority of the members of the Board (or, following a Change of Control (as defined in the Company’s then current Long Term Incentive Compensation Plan), a majority of the board of directors of the Company’s ultimate parent entity), excluding Executive, after Executive is given an opportunity, together with counsel, to be heard before the Board, finding that, in the good faith opinion of such directors, Executive has engaged in conduct constituting Cause.
(d)Death. Executive’s employment will terminate automatically upon Executive’s death.
(e)Disability. The Company may terminate Executive’s employment due to Executive’s inability to perform the essential functions of Executive’s job (with or without reasonable accommodation) by reason of disability, where such inability continues for a period of ninety (90) days continuously.
4.Termination by Executive.
(a)Executive may voluntarily terminate employment without Good Reason effective upon 60 days’ prior written notice to the Company, in which case no severance payments or benefits shall be due.
(b)Executive may terminate employment for Good Reason, in which case severance payments and benefits shall be due as set forth below. As used herein, the term “Good Reason” shall mean the occurrence of any of the following events that the Company fails to cure within 10 days after receiving written notice thereof from Executive (which notice must be delivered within 30 days following the applicable event or circumstance): (i) a material reduction in Executive’s authority, duties or responsibilities; (ii) any reduction in Executive’s compensation or substantial reduction in Executive’s benefits taken as a whole, other than any reduction of compensation or benefits of ten percent or less (A) that applies to Executive and other executives of the Company who report directly to the Chief Executive Officer of the Company and (B) that applies at a time other than the two years immediately following a Change of Control (such two-year period, the “CoC Protection Period”); (iii) any travel requirements, following a Change of Control, materially greater than Executive’s travel requirements prior to the Change of Control; (iv) an office relocation of greater than 50 miles from Executive’s then current office or (v) any breach of any material term of this Agreement by the Company.
5.Severance Pay and Benefits. Subject to the terms and conditions set forth in this Agreement, if Executive’s employment is terminated under Section 3(b), under Section 4(b) or by the Company’s non-renewal of Executive’s employment under this Agreement on substantially-similar terms, then the Company will provide Executive with the following severance pay and benefits (except in the event of a breach of the Release, as defined below); provided, for purposes of Section 409A, each payment of severance pay under this Section 5 shall be considered a separate payment:
(a)Severance. Subject to Sections 5(e) and 23:
(i)If the date of Executive’s separation from service (the “Termination Date”) occurs outside of the CoC Protection Period, the Company shall pay to Executive an amount equal to the sum of (A) two times Base Salary and (B) one and one half times Target Bonus, with each component based on the greater of (x) the amount in effect on the Termination Date, and (y) the amount set forth in Section 2(c), with such amount payable in equal installments over the Severance Period in accordance with the Company’s regular payroll procedures for similarly situated executives following the Termination Date; or
(ii)If the Termination Date occurs during the CoC Protection Period, the Company shall pay to Executive an amount equal to the product of two times the sum of Base Salary and Target Bonus, with each component based on the greatest of (x) the amount in effect on the Termination Date, (y) the amount set forth in Section 2(c) and (z) the amount in effect on the date of the Change of Control, such amount payable as follows: if the Change of Control is a 409A CoC or such payments can otherwise be made without violating Section 409A of the Code, on the 60th day following the Termination Date and otherwise, in equal installments over the Severance Period in accordance with the Company’s regular payroll procedures for similarly situated executives following the Termination Date.
(b)Pro-Rata Bonus. The Company shall pay to Executive an annual bonus for the fiscal year in which the Termination Date occurs, pro-rated to cover the portion of the fiscal year from the first day of the fiscal year through the Termination Date, (i) if the Termination Date occurs outside of the CoC Protection Period, based on actual performance, determined by the Compensation Committee of the Board, and paid to Executive on the date annual bonuses are paid to similarly-situated executives after the Termination Date, but in no event later than March 15 of the year following the year in which the Termination Date occurs, and (ii) if the Termination Date occurs during the CoC Protection Period, based on the greater of (A) the Target Bonus in effect on the Termination Date and (B) the Target Bonus in effect on the date of the Change of Control, such amount pursuant to this clause (ii) to be paid on the 60th day following the Termination Date.
(c)Continued Medical Benefits Coverage. During the twenty-four months following the Termination Date (such period, the “Severance Period”), Executive and Executive’s dependents will have the opportunity under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”) to elect COBRA continuation coverage. If Employee so elects and pays for COBRA coverage in a timely manner, the Company shall reimburse Executive for the cost of purchasing COBRA coverage through the end of the Severance Period (or until such earlier date as Executive and Executive’s dependents cease to receive COBRA coverage) and any such reimbursement shall be imputed as income to the Executive.
(d)Accrued and Unpaid Annual Bonus for Last Completed Fiscal Year. If the Company has not paid an annual bonus for the fiscal year preceding the year in which the Termination Date occurs, the Company shall pay to Executive an annual bonus for such year based on actual performance, determined by the Compensation Committee of the Board.
(e)Release Agreement. Executive’s entitlement to any severance pay and benefit entitlements under this Section 5 is conditioned upon Executive’s first entering into a release substantially in the form attached as Exhibit A (“Release”) and the Release becoming effective no later than the sixtieth day following the employment termination date, which Release shall be delivered to Executive within 14 days after the Termination Date. Notwithstanding any other provision hereof, all severance payments to Executive shall be delayed until after the expiration of any applicable revocation period with respect to the release, but in the event the applicable revocation period spans two calendar years, the payments shall commence in the second calendar year. Executive also acknowledges that any severance pay under this Section 5 is subject to the Company’s then current recoupment policy.

(f)No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive pursuant to this Section 5, and such amounts shall not be reduced whether or not the Executive obtains other employment; provided, however, that if Executive accepts any employment with the Company, or an affiliate or related entity of the Company, and becomes reemployed by the Company or an affiliate or related entity of the Company during the Severance Period, Executive acknowledges and agrees that Employee will forfeit all future severance payments from the date on which reemployment commences. Following a Change of Control, the Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive), to the full extent permitted by law, all legal fees and expenses that Executive may incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement).
6.No Conflicts of Interest. Executive agrees that throughout the period of Executive’s employment hereunder, Executive will not perform any activities or services, or accept other employment, that would materially interfere with or present a conflict of interest concerning Executive’s employment with the Company. Executive agrees and acknowledges that Executive’s employment is conditioned upon Executive adhering to and complying with the business practices and requirements of ethical conduct set forth in writing from time to time by the Company in its employee manual, code of conduct or similar publication. Executive represents and warrants that no other contract, agreement or understanding to which Executive is a party or may be subject to will be violated by the execution of this Agreement by Executive. Executive further agrees to not accept any position on the board of a for-profit company without the written consent of the Penn Entertainment, Inc. Chief Executive Officer.
7.Confidentiality.
(a)Definition. “Confidential Information” means data and information relating to the business of the Company or its affiliates, (i) which the Company or its affiliates have disclosed to Executive, or of which Executive became aware as a consequence of or in the course of Executive’s employment with the Company, (ii) which have value to the Company or its affiliates, and (iii) which are not generally known to its competitors. Confidential Information will not include any data or information that the Company or its affiliates have voluntarily disclosed to the public (except where Executive made or caused that public disclosure without authorization), that others have independently developed and disclosed to the public, or that otherwise enters the public domain through lawful means.
(b)Restrictions. Executive agrees to treat as confidential and will not, without the prior written approval of the Company in each instance, directly or indirectly use (other than in the performance of Executive’s duties of employment with the Company or its affiliates), publish, disclose, copyright or authorize anyone else to use, publish, disclose or copyright, any Confidential Information obtained during Employee’s employment with the Company or its affiliates, whether or not the Confidential Information is in written or other tangible form. This restriction will continue after the Termination Date. Executive acknowledges and agrees that the prohibitions against disclosure and use of Confidential Information recited in this section are in addition to, and not in lieu of, any rights or remedies that the Company or its affiliates may have available under applicable laws.
(c)Nothing in this Agreement or in the Release shall prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of applicable federal or state law or regulation.
8.Non-Competition.
(a)As used in this Section 8, the term “Restriction Period” shall mean a period equal to: (i) the 12-month period immediately following the Termination Date if Executive’s employment terminates under circumstances where Executive is not entitled to payments under Section 5 or (ii) the Severance Period if Executive’s employment terminates under circumstances where Executive is entitled to payments under Section 5.

(b)During the term of this Agreement and for the duration of the Restriction Period thereafter, Executive shall not, except with the prior written consent of the Company, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Executive’s name to be used in connection with, any Competing Business. A “Competing Business” includes any business enterprise which owns or operates, or is publicly seeking to own or operate, a gaming facility located within 150 miles of any facility in which Company or its affiliates owns or operates or is actively seeking to own or operate a facility at such time (the “Restricted Area”). Executive acknowledges that any business which offers gaming, racing, sports wagering or internet real money / social gaming, and which markets to any customers in the Restricted Area, is a Competing Business.
(c)The foregoing restrictions shall not be construed to prohibit Executive’s ownership of less than 5% of any class of securities of any corporation which is engaged in any of the foregoing businesses and has a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising Executive’s rights as a shareholder, or seeks to do any of the foregoing.
(d)Executive acknowledges that the covenants contained in Sections 7 through 9 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and, in particular, that the duration and geographic scope of such covenants are reasonable given the nature of this Agreement and the position that Executive will hold within the Company and that the benefits provided to Executive under Section 5 are in consideration for Executive’s agreement to be bound by the covenants contained in Sections 7 through 9. Executive further agrees to disclose the existence and terms of such covenants to any employer that Executive works for during the Restriction Period.
9.Non-Solicitation. Executive will not, except with the prior written consent of the Company, during the term of this Agreement and for a period of 18 months after the Termination Date, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, any person who is, or was within a six month period prior to such solicitation or hiring, an executive or management (or higher) level employee of the Company or any of its affiliates, for any position as an employee, independent contractor, consultant or otherwise for the benefit of any entity not affiliated with the Company. Notwithstanding the foregoing, in no event will the following be a violation of this Section 9: (a) serving as a reference for any person or (b) placing a generalized advertisement (whether written, electronic or otherwise) not targeted at employees of the Company and its affiliates.
10.Property Surrender. Upon termination of Executive’s employment for any reason, Executive shall immediately surrender and deliver to the Company all property that belongs to the Company, including, but not limited to, any keys, equipment, computers, phones, credit cards, disk drives and any documents, correspondence and other information, including all Confidential Information, of any type whatsoever, from the Company or any of its agents, servants, employees, suppliers, and existing or potential customers, that came into Executive’s possession by any means during the course of employment.
11.Indemnification. The Company shall indemnify Executive (including advancing the costs of reasonable attorney’s fees and expenses incurred by Executive) to the maximum extent permitted under applicable law for acts taken within the scope of his employment and his service as an officer or director of the Company (including for the avoidance of doubt as a witness). To the extent that the Company obtains coverage under a director and officer indemnification policy, Executive will be entitled to such coverage on a basis that is no less favorable than the coverage provided to any other officer or director of the Company.
12.Reduction of Certain Payments. (a) For purposes of this Section 12: (a) a “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise; (b) “Agreement Payment” shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Section 12); (c) “Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on the

Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm (as defined below) determined to be likely to apply to the Executive in the relevant tax year(s); (d) “Present Value” shall mean such value determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code; and (e) “Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments pursuant to Section 12(b).
(b)Anything in the Agreement to the contrary notwithstanding, in the event that Deloitte & Touche, LLP, or such other nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”) shall determine that receipt of all Payments would subject the Executive to an excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Agreement Payments to the Reduced Amount. The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were reduced to the Reduced Amount. If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Executive’s Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled under this Agreement.
(c)If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 12 shall be binding upon the Company and the Executive and shall be made within 25 days following the Date of Termination. For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) Section 5(b), (iii) Section 5(a) and (iv) Section 5(c). All fees and expenses of the Accounting Firm shall be borne solely by the Company. To the extent instructed by the Executive, in performing its calculations hereunder, the Accounting Firm shall take into account any reasonable compensation for services rendered or to be rendered by the Executive (including any non-competition covenants).
13.Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Pennsylvania.
14.Jurisdiction. The parties hereby irrevocably consent to the jurisdiction of the courts of the Commonwealth of Pennsylvania for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be commenced, prosecuted and continued only in the state or federal courts having jurisdiction for matters arising in Wyomissing, Pennsylvania, which shall be the exclusive and only proper forum for adjudicating such a claim.
15.Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, delivered by guaranteed next-day delivery or shall be deemed given on the third business day when mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):
If to the Company, to:

Penn Entertainment, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania 19610
Attention: Chief Executive Officer (with a copy to the Chief Legal Officer)

If to Executive, to:

Executive’s then current home address as provided by Executive to the Company.
or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section 15.
16.Contents of Agreement; Amendment and Assignment. This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements or understandings with respect to thereto. This Agreement cannot be changed, modified, extended, waived or terminated except upon a written instrument signed by the party against which it is to be enforced. Executive may not assign any of Executive’s rights or obligations under this Agreement. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of its assets or business by means of liquidation, dissolution, merger, consolidation, transfer of assets, stock transfer or otherwise.
17.Severability. If any provision of this Agreement or application thereof to anyone under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances. In addition, if any court determines that any part of Sections 7, 8 or 9 hereof is unenforceable because of its duration, geographical scope or otherwise, such court will have the power to modify such provision and, in its modified form, such provision will then be enforceable.
18.Remedies. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion. Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement by Executive and that the Company shall be entitled to specific performance and injunctive relief as remedies for any such breach, in addition to all other remedies available at law or equity to the Company.
19.Construction. This Agreement is the result of thoughtful negotiations and reflects an arms’ length bargain between two sophisticated parties, each with an opportunity to be represented by counsel. The parties agree that, if this Agreement requires interpretation, neither party should be considered “the drafter” nor be entitled to any presumption that any ambiguities are to be resolved in such party’s favor.
20.Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive’s death or incapacity by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative. Except as provided in this provision or Company affiliates, no third party beneficiaries are intended.
21.Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes, as the Company is required to withhold pursuant to any law or governmental rule or regulation. Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

22.Regulatory Compliance. The terms and provisions hereof shall be conditioned on and subject to compliance with all laws, rules, and regulations of all jurisdictions, or agencies, boards or commissions thereof, having regulatory jurisdiction over the employment or activities of Executive hereunder.
23.Section 409A. Any amounts that constitute nonqualified deferred compensation as defined in Section 409A that become payable upon a termination of employment shall be payable only if such termination of employment constitutes a separation from service (as defined in Section 409A). The payments due under this Agreement are intended to be exempt from Code Section 409A, but to the extent that such payments are not exempt, this Agreement is intended to comply with the requirements of Section 409A and shall be construed accordingly. Any payments or distributions to be made to Executive under this Agreement upon a separation from service (as defined in Section 409A) of amounts classified as “nonqualified deferred compensation” for purposes of Code Section 409A and do not satisfy an exemption from the time and form of payment requirements of Section 409A, shall in no event be made or commence until six months after such separation from service if Executive is a specified employee (as defined in Section 409A). Each payment of nonqualified deferred compensation under this Agreement shall be treated as a separate payment for purposes of Code Section 409A. Any reimbursements made pursuant to this Agreement shall be paid as soon as practicable but no later than 90 days after Executive submits evidence of such expenses to the Company (which payment date shall in no event be later than the last day of the calendar year following the calendar year in which the expense was incurred). The amount of such reimbursements during any calendar year shall not affect the benefits provided in any other calendar year, and the right to any such benefits shall not be subject to liquidation or exchange for another benefit. Notwithstanding anything herein to the contrary, the Company shall not have any liability to the Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Code Section 409A are not so exempt or compliant. For purposes of this Agreement, “409A CoC” means a Change of Control that is also a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as defined in Section 409A.
24.Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, Executive acknowledges that Executive will not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive (X) files any document containing the trade secret under seal, and (Y) does not disclose the trade secret, except pursuant to court order.
25.Clawback Policy. Executive acknowledges that he has reviewed the Company’s Clawback Policy and agrees to be bound by it, as in effect on the date hereof, but including any changes to the policy made to comply with applicable regulatory requirements.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

PENN ENTERTAINMENT, INC.

/s/ Jay A. Snowden
Jay A. Snowden
President and Chief Executive Officer

EXECUTIVE

/s/ Todd George
Todd George
Executive Vice President – Operations

EXHIBIT A
SEPARATION AGREEMENT AND GENERAL RELEASE
This is a Separation Agreement and General Release (hereinafter referred to as the “Agreement”) between __________ (hereinafter referred to as the “Employee”) and _______ and its affiliates (hereinafter referred to as the “Employer”). In consideration of the mutual promises and commitments made in this Agreement, and intending to be legally bound, Employee, on the one hand, and the Employer on the other hand, agree to the terms set forth in this Agreement.
1.Employee is party to an Executive Agreement dated [DATE] (the “Executive Agreement”). Employer and Employee hereby acknowledge that Employee’s employment was terminated on [DATE].
2.(a)    Following the execution of this Agreement, Employee will be entitled to the post-employment benefits and subject to the post-employment responsibilities set forth in Employee’s Executive Agreement.
(b)If Employee accepts any employment with the Employer, or an affiliate or related entity of the Employer, and becomes reemployed by the Employer or an affiliate or related entity of the Employer during the Severance Period (as defined in the Executive Agreement), Employee acknowledges and agrees that Employee will forfeit all future severance payments from the date on which reemployment commences.
3.(a)    When used in this Agreement, the word “Releasees” means the Employer and all or any of its past and present parent, subsidiary and affiliated corporations, members, companies, partnerships, joint ventures and other entities and their groups, divisions, departments and units, and their past and present directors, trustees, officers, managers, partners, supervisors, employees, attorneys, agents and consultants, and their predecessors, successors and assigns.
(b)When used in this Agreement, the word “Claims” means each and every claim, complaint, cause of action, and grievance, whether known or unknown and whether fixed or contingent, and each and every promise, assurance, contract, representation, guarantee, warranty, right and commitment of any kind, whether known or unknown and whether fixed or contingent.
4.In consideration of the promises of the Employer set forth in this Agreement and the Executive Agreement, and intending to be legally bound, Employee hereby irrevocably remises, releases and forever discharges all Releasees of and from any and all Claims that Employee (on behalf of either Employee or any other person or persons) ever had or now has against any and all of the Releasees, or which Employee (or Employee’s heirs, executors, administrators or assigns or any of them) hereafter can, shall or may have against any and all of the Releasees, for or by reason of any cause, matter, thing, occurrence or event whatsoever through the effective date of this Agreement. Employee acknowledges and agrees that the Claims released in this paragraph include, but are not limited to, (a) any and all Claims based on any law, statute or constitution or based on contract or in tort on common law, and (b) any and all Claims based on or arising under any civil rights laws, such as any [STATE] employment laws, or Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), or the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.) (hereinafter referred to as the “ADEA”), and (c) any and all Claims under any grievance or complaint procedure of any kind, and (d) any and all Claims based on or arising out of or related to Employee’s recruitment by, employment with, the termination of Employee’s employment with, Employee’s performance of any services in any capacity for, or any other arrangement or transaction with, each or any of the Releasees. Employee also understands, that by signing this Agreement, Employee is waiving all Claims against any and all of the Releasees released by this Agreement; provided, however, that as set forth in section 7 (f) (1) (c) of the ADEA, as added by the Older Workers Benefit Protection Act of 1990, nothing in this Agreement constitutes or shall (i) be construed to constitute a waiver by Employee of any rights or claims that may arise after this Agreement is executed by Employee, or (ii) impair Employee’s right to file a charge with the U.S. Securities and Exchange Commission (“SEC”), the U.S. Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”) or any state agency or to participate in an investigation or proceeding conducted by the SEC, EEOC, NLRB or any state agency or as otherwise required by law. Notwithstanding the foregoing, Employee agrees to waive Employee’s right to recover individual relief in any charge, complaint, or lawsuit filed by Employee or anyone on Employee’s behalf, except that this does not waive the Employee’s ability to obtain monetary awards from the SEC’s whistleblower program. Notwithstanding anything to the contrary set forth in this Section 4, Executive does not release, waive, or discharge Releasees from (i) any Claims to seek to enforce Executive’s rights under Section 5(a)-(c) of the Employment Agreement, (ii) any Claims for indemnification (including advancement of expenses) or contribution with respect to any liability incurred by Executive as a director or officer of the Company, (iii) any rights or Claims under any directors and officers insurance policy maintained by the Company

[or (iv) any rights or Claims as a security holder in the Company or its affiliates or with respect to equity or equity-based compensation awards].1
5.Employee further certifies that Employee is not aware of any actual or attempted regulatory, SEC, EEOC or other legal violations by Employer and that Employee’s separation is not a result of retaliation based on any legal rights or opposition to an illegal practice.
6.Employee covenants and agrees not to sue the Releasees and each or any of them for any Claims released by this Agreement and to waive any recovery related to any Claims covered by this Agreement.
7.Pursuant to the Defend Trade Secrets Act of 2016, Employee acknowledges that Employee will not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney, and may use the trade secret information in the court proceeding, if Employee (X) files any document containing the trade secret under seal, and (Y) does not disclose the trade secret, except pursuant to court order.
8.Employee agrees to provide reasonable transition assistance to Employer (including without limitation assistance on regulatory matters, operational matters and in connection with litigation) for a period of one year from the execution of this Agreement at no additional cost; provided, such assistance shall not unreasonably interfere with Employee’s pursuit of gainful employment or result in Employee not having a separation from service (as defined in Section 409A of the Internal Revenue Code of 1986). Any assistance beyond this period will be provided at a mutually agreed cost.
9.Employee agrees that, except as specifically provided in this Agreement, there is no compensation, benefits, or other payments due or owed to Employee by each or any of the Releasees, including, without limitation, the Employer, and there are no payments due or owed to Employee in connection with Employee’s employment by or the termination of Employee’s employment with each or any of the Releasees, including without limitation, [any interest in unvested options, SARs, restricted stock or other equity issued to, expected by or contemplated by any of the Releasees (which interest is specifically released herein)]2 or any other benefits (including, without limitation, any other severance benefits). For clarity, Employee acknowledges that upon Employee’s separation date, Employee has no further rights under any bonus arrangement or option plan of Employer. Employee further acknowledges that Employee has not experienced or reported any work-related injury or illness.
10.Except where the Employer has disclosed or is required to disclose the terms of this Agreement pursuant to applicable federal or state law, rule or regulatory practice, Employer and Employee agree that the terms of this Agreement are confidential. Employee will not disclose or publicize the terms of this Agreement and the amounts paid or agreed to be paid pursuant to this Agreement to any person or entity, except to Employee’s spouse, Employee’s attorney, Employee’s accountant, and to a government agency for the purpose of payment or collection of taxes or application for unemployment compensation benefits. Employee agrees that Employee’s disclosure of the terms of this Agreement to Employee’s spouse, Employee’s attorney and Employee’s accountant shall be conditioned upon Employee obtaining agreement from them, for the benefit of the Employer, not to disclose or publicize to any person or entity the terms of this Agreement and the amounts paid or agreed to be paid under this Agreement. Employee understands that, notwithstanding any provisions of this Agreement, Employee is not prohibited or in any way restricted from reporting possible violations of law to a government agency or entity, and Employee is not required to inform Employer if Employee makes such reports.
11.Employee agrees not to make any false, misleading, defamatory or disparaging statements, including in blogs, posts on Facebook, twitter, other forms of social media or any such similar communications, about Employer (including without limitation Employer’s products, services, partners, investors or personnel) and to refrain from taking any action designed to harm the public perception of the Employer or any of the Releasees. Employee further agrees that Employee has disclosed to Employer all information, if any, in Employee’s possession, custody or control related to any legal, compliance or regulatory obligations of Employer and any failures to meet such obligations.
1 Inclusion of bracketed language subject to whether or not separation terms address treatment of then outstanding equity awards.
2 Inclusion of bracketed language subject to whether or not separation terms address treatment of then outstanding equity awards.

12.The terms of this Agreement are not to be considered as an admission on behalf of either party. Neither this Agreement nor its terms shall be admissible as evidence of any liability or wrongdoing by each or any of the Releasees in any judicial, administrative or other proceeding now pending or hereafter instituted by any person or entity. The Employer is entering into this Agreement solely for the purpose of effectuating a mutually satisfactory separation of Employee’s employment.
13.Sections 13 and 14 (Governing Law, Jurisdiction) of the Executive Agreement shall also apply to this Agreement.
14.Along with the surviving provisions of the Executive Agreement, including but not limited to Sections 7 through 25, this Agreement constitutes a complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, offer letters, severance policies and plans, negotiations, or discussions relating to the subject matter of this Agreement and no other agreement shall be binding upon each or any of the Releasees, including, but not limited to, any agreement made hereafter, unless in writing and signed by an officer of the Employer, and only such agreement shall be binding against the Employer. For the avoidance of doubt, nothing in this Agreement shall prevent Employee from obtaining employment following the Termination Date (as defined in the Executive Agreement) so long as such employment does not breach any of Sections 7, 8 or 9 of the Executive Agreement (“Permitted Post-Termination Employment”) and compensation from Permitted Post-Termination Employment shall not reduce the amount of any severance due to Employee pursuant to Section 5 of the Employment Agreement.
15.Employee is advised, and acknowledges that Employee has been advised, to consult with an attorney before signing this Agreement.
16.Employee acknowledges that Employee is signing this Agreement voluntarily, with full knowledge of the nature and consequences of its terms.
17.All executed copies of this Agreement and photocopies thereof shall have the same force and effect and shall be as legally binding and enforceable as the original.
18.Employee acknowledges that Employee has been given up to twenty-one (21) days within which to consider this Agreement before signing it. Subject to paragraph 19 below, this Agreement will become effective on the date of Employee’s signature hereof.
19.For a period of seven (7) calendar days following Employee’s signature of this Agreement, Employee may revoke the Agreement, and the Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired. Employee may revoke this Agreement at any time within that seven (7) day period, by sending a written notice of revocation to the Human Resources Department of Employer. Such written notice must be actually received by the Employer within that seven (7) day period in order to be valid. If a valid revocation is received within that seven (7) day period, this Agreement shall be null and void for all purposes and no severance shall be paid. If Employee does not revoke this agreement, payment of the severance pay amount set forth in the Employee’s Executive Agreement will be paid in the manner and at the time(s) described in the Executive Agreement.
IN WITNESS WHEREOF, the Parties have read, understand and do voluntarily execute this Separation Agreement and General Release which consists of [NUMBER] pages.

EMPLOYER	EMPLOYEE

By:

Date:	Date: